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                                                                     EXHIBIT 5.1

           [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

                              July 13, 1999



HCI Direct, Inc.
3369 Progress Drive
Bensalem, Pennsylvania  19020

          Re:  Registration on Form S-1 (No. 333-07197)
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Ladies and Gentlemen:

          We have acted as special counsel to HCI Direct, Inc. (formerly, Hosiery Corporation of America, Inc.), a Delaware corporation (the "Company"), in connection with the public offering by the Company of up to 10,875,000 shares (the "Company Shares") of the Company's common stock, par value $0.01 per share ("Common Stock") (including up to 875,000 shares subject to an over-allotment option) and by stockholders of the Company (the "Selling Stockholders") of up to 625,000 shares of Common Stock subject to an over-allotment option (the "Second ary Shares" and, together with the Company Shares, the "Shares").

          This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-1 (File No. 333-07197) as filed with the Securities and Ex change Commission (the "Commission") on June 28, 1996 under the Act, Amendment No. 1 thereto, filed with the Commission on May 26, 1999, Amendment No. 2 thereto, filed with the Commission on June 28, 1999 and Amendment No. 3 thereto, to be filed with the Commission on the date hereof (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement");
(ii) the
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HCI Direct, Inc.
June  , 1999
Page 2

form of the Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into between the Company, as issuer, the Selling Stockholders and Goldman, Sachs & Co., Bear, Stearns & Co., Inc., BancBoston Robertson Stephens Inc. and First Union Capital Markets Corp., as representatives of the several Underwriters to be named therein (the "Underwriters"), filed as an exhibit to the Registration Statement; (iii) a specimen certificate representing the Common Stock; (iv) the Restated Certificate of Incorporation of the Company, as amended to date; (v) the Restated By-Laws of the Company, as amended to date; and (vi) certain resolutions of the Board of Directors of the Company and drafts of certain resolutions (the "Draft Resolutions") of the Pricing Committee appointed by the Board of Directors of the Company (the "Pricing Committee") in each case relating to the issuance and sale of the Company Shares and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In rendering the opinion set forth in numbered paragraph 2 below, we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Board of Directors of the Company authorizing the original issuance of the Secondary Shares.
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HCI Direct, Inc.
June  , 1999
Page 3


          Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law.

          Based upon and subject to the foregoing, we are of the opinion that:

1. When (i) the Registration Statement becomes effective under the Act; (ii) the Draft Resolutions have been adopted by the Pricing Committee; (iii) the price at which the Company Shares are to be sold to the Underwriters pursuant to the Underwriting Agreement and other matters relating to the issuance and sale of the Company Shares have been approved by the Pricing Committee in accordance with the Draft Resolutions; (iv) the Underwriting Agreement has been duly executed and delivered; and (v) certificates representing the Company Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and the Company Shares have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Common Stock as contemplated by the Underwriting Agreement, the issuance and sale of the Company Shares will have been duly authorized, and the Company Shares will be validly issued, fully paid and nonassessable.

2. The Secondary Shares have been duly authorized and validly issued and are fully paid and nonassessable.

          We call to your attention that, with respect to the Secondary Shares held by one of the Selling Stockholders, the Company has been unable to locate, and we therefore have not had an opportunity to review, resolutions of the stockholders of the Company authorizing a merger transaction pursuant to which those Secondary Shares (as constituted prior to a stock split effected in October 1994) were issued. We have, however, reviewed a certificate, dated November 16, 1979, of the Secretary of the Company attached to the applicable Agreement of Merger as filed with Secretary of State of Delaware, which indicates that such merger was duly authorized by the stockholders of the Company. In rendering the opinion set forth in numbered paragraph 2 above, we have assumed, with your permission, that such stockholder approval was duly obtained.
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HCI Direct, Inc.
June  , 1999
Page 4


          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                              Very truly yours,


                              /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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